G. BRAD BECKSTEAD, C.P.A.
                             330 E. WARM SPRINGS RD.
                            LAS VEGAS, NEVADA  89119

                           Telephone:  (702) 528-1984
                           Facsimile:  (425) 928-2877

February  6,  2001

Office  of  the  Chief  Accountant
Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  D.C.  20549

Dear  Sirs/Mesdames:

RE:       E-COM  TECHNOLOGIES  CORP.  (THE  "COMPANY")

          I have read the paragraphs of Item 4 included in the Company's Form 8-K/A dated December 1, 2000 (originally filed with the Securities and Exchange Commission (the "SEC") on December 6, 2000), and proposed to be filed with the SEC as an amendment on or about February 7, 2001, and am in agreement with the revised disclosure made therein, including the statements that:

(a) during the Company's two most recent fiscal years and the subsequent interim period preceding the change in accountants, there were no disagreements between the Company and myself with respect to any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure; and

(b) the report on the Company's financial statements that I prepared for either of the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

Yours  Truly,

G.  BRAD  BECKSTEAD,  C.P.A.

Per:  /s/  G.  Brad  Beckstead

G.  Brad  Beckstead

cc:     E-Com  Technologies  Corp.